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                                                                    EXHIBIT 99.1




                                                             BELMONT HOMES, INC.

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                                                  P.O. Box 280 Belmont, MS 38827
                                                                    601-454-9217

Contact:   William Kunkel
           Vice President of Finance                       FOR IMMEDIATE RELEASE
           (601) 454-9217


                BELMONT HOMES AGREES TO ACQUIRE BELLCREST HOMES


BELMONT, Mississippi (August 22, 1996) - Belmont Homes, Inc. (Nasdaq/NM:BHIX) today announced that it has entered into an agreement in principle to acquire all of the outstanding stock of Bellcrest Homes, Inc., a privately owned manufactured housing company headquartered in Millen, Georgia. The acquisition is valued at approximately $9.5 million; in addition, the agreement calls for potential incentive payments of $3.5 million to be earned over the next three years based on certain performance criteria. The cash transaction, which is expected to be completed in about 60 days, remains subject to certain conditions, including execution of a definitive purchase agreement and other customary conditions.

         Commenting on the announcement, Jerold Kennedy, Belmont's President and Chief Executive Officer, said, "We are very excited about the strategic opportunities offered by this proposed acquisition. Bellcrest Homes represents a strong follow-on to our 1995 acquisition of Spirit Homes, helping us establish a greater presence in the eastern part of our marketing region just as Spirit helped us expand to the west. With its higher mix of multi-section home shipments, Bellcrest also supports our key strategy to emphasize this attractive market niche."


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BHIX Agrees to Acquire Bellcrest Homes
Page 2
August 22, 1996



         Bellcrest Homes currently operates two manufacturing plants, in Georgia, one of which commenced operation in early 1996. It serves a network of 90 independent dealers with 100 sales locations in South Carolina, Georgia, North Carolina and elsewhere. For the first six months of 1996 Bellcrest Homes reported sales totaling approximately $19.2 million, representing an increase of 30% over the first half of 1995. Multi-section homes accounted for approximately 69% of its sales for that period.

         For the first half of 1996, Belmont Homes reported net sales $113.1 million, up 87% over the year-earlier period. Net income for the first six months of 1996 increased 85% to $6.2 million versus $3.3 million in the year-earlier period. Earnings per share for the first half of 1996 rose 14% to $1.00 on 63% more shares outstanding. Multi-section homes represented about 24% of Belmont Homes' sales in the six months of 1996.

         Belmont Homes, Inc. markets a variety of single and multi-section manufactured homes through approximately 320 dealers and 450 sales centers, located primarily in the southern United States.